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EXHIBIT 99


         MEDIA CONTACTS:                   INVESTOR CONTACTS:

         Chuck Mulloy (Intel)              Gordon Casey (Intel)
         (408) 765-3484                    (408) 765-1679

         Dan Kaferle (Digital)             Pat Spratt (Digital)
         (978) 493-2195                    (978) 493-7182


            DIGITAL AND INTEL ANNOUNCE LONG TERM AGREEMENT TO EXPAND
                     RELATIONSHIP; MOVE TO SETTLE LITIGATION

    ....Intel to purchase Digital's semiconductor operations; Provide foundry services for Alpha chips....

     ....Digital to develop systems based on Intel's 64-bit architecture....


SANTA CLARA, CALIF./MAYNARD, MASS., Oct. 27, 1997 - Digital Equipment Corporation and Intel Corporation today announced that they have agreed to establish a broad-based business relationship that will provide significant short- and long-term benefits to both companies and their customers.

     The multi-year agreement includes sale of Digital's semiconductor manufacturing operations to Intel for approximately $700 million, cross-licensing of patents, supply of both Intel and Alpha microprocessors and development of future systems based on Intel's 64-bit microprocessors. No other financial details were disclosed.

     Digital and Intel agreed to request a stay of all lawsuits until U.S. government approval is granted which is required to finalize the agreement.

     "This agreement meets both companies' needs," said Craig Barrett, president and chief operating officer of Intel.


"We are pleased to get alignment with one of the world's major computer companies on IA-64 microprocessors and to let the marketplace judge our work."

     "This agreement brings issues between the two companies to a resolution that
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benefits customers in many important ways," said Digital Chairman Robert B.
Palmer. "It ensures long-term availability of Digital's Alpha-based offerings for OpenVMS, Digital UNIX and Windows NT customers. In addition, Digital will develop Digital UNIX and Windows NT offerings on the IA-64 architecture.

     Key components of the agreement pending government approval:

          Digital and Intel will enter into a 10 year patent cross license agreement.

          Intel will purchase Digital's semiconductor operations including state-of-the-art facilities in Hudson, Massachusetts as well as development operations in Jerusalem, Israel and Austin, Texas for approximately $700 million.

          Digital will retain its Alpha and Alpha-related semiconductor design teams to continue to develop future generations of Alpha. Intel will make offers of employment to other Digital semiconductor employees.

          Intel will serve as a foundry for Digital for multiple generations of Alpha microprocessors.

          Intel will provide Intel products and comprehensive technical support to Digital consistent with practices for other major Intel OEMs.

          Digital will develop a full line of systems based on Intel's IA-64 processor family.

          Digital will port, with technical assistance from Intel, its industry-leading Digital UNIX to Intel's IA-64.

          Intel will obtain rights to manufacture and sell other non-Alpha
               Digital semiconductor products.

                                    - more -


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     "Digital's mission is to deliver with our partners Internet business solutions based on high-performance platforms and services," Palmer said. "This agreement strengthens our ability to offer products that help make our customers more competitive and confirms our dual Alpha and Intel platform strategy."

     Digital Equipment Corporation, recognized for product and service excellence, is a leading supplier of high-performance, Web-based computing solutions which help enterprises compete in the global marketplace. Digital gives its customers a winning Internet advantage through a comprehensive portfolio of Internet solutions based on award-winning systems, advanced networking infrastructure, innovative software, and industry applications - including those from its business partners. The expertise and experience of Digital employees help customers plan, design, implement, manage and support Internet solutions in countries throughout the world. For the latest company information, visit Digital on the World Wide Web at http://www.digital.com.

     Intel, the world's largest chip maker, is also a leading manufacturer of personal computer, networking and communications products. Additional information is available at http://www.intel.com.


Note to Editors: All company or product names may be trademarks or registered trademarks of the companies with which they are associated.